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                                                                 EXHIBIT 10.3


                             WOLVERINE TUBE, INC.
                         1996 KEY MANAGER BONUS PLAN



I.      PURPOSE

        The Key Manager Bonus Plan (the Plan) is designed to provide an incentive for top management personnel to increase corporate earnings and to attract and retain qualified management employees.

II.     ADMINISTRATION

        The Plan is under the direction of the President and CEO of Wolverine Tube, Inc. with the approval of the Board of Directors. Payment to the participants will be recommended by the President of Wolverine Tube,Inc. and approved by the Compensation Committee of the Board.

III.    THE PLAN

        A Bonus Pool will be earned dependent upon the Company's EBIT (earnings before interest, taxes, LIFO adjustments and nonrecurring charges) earnings in excess of the Operating EBIT budget as approved for 1996 of $78,042,000.

        In defining Operating EBIT, it is agreed that events beyond the control of operating management will be isolated (added or removed) from EBIT earnings prior to the calculation of the bonus pool. Examples of uncontrollable events will include a gain or loss on LIFO inventory valuation, a plant closure, a write-down on assets, financing costs, and/or other Board action that affects the meaningful performance of management, whether recommended by management or otherwise.

        Upon reaching the above level of EBIT earnings, the next $1,250,000 of earnings, or part thereof, will be assigned to the bonus pool. To smooth the accrual of these funds, an amount equal to 2.2% of earned EBIT should be expensed each month.

        Should the annual Operating EBIT budget be achieved, and the $1,250,000 pool is expensed, $.10 of every $1.00 of additional EBIT is assigned to the bonus pool. These funds will be accrued at the rate of 10% of additional EBIT income.

        Example of Calculation: ($000)


        EBIT Income                     EBIT Income         Pool as a %
        Before Bonus    Bonus Pool       After Pool             of EBIT
        ------------    ----------      -----------         -----------
             $78,042            -0-          $78,042                 -0-
              79,292         1,250            78,042                1.6%

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
        EBIT Income                     EBIT Income         Pool as a %
        Before Bonus    Bonus Pool       After Pool             of EBIT
        ------------    ----------      -----------         -----------
              80,542         1,375            79,167               1.7%
              81,792         1,500            80,292               1.8%
              83,042         1,625            81,417               2.0%
              84,292         1,750            82,542               2.1%
              85,542         1,875            83,667               2.2%



        In other words, the basic bonus pool of $1,250,000 (or part thereof) must be earned in addition to the approved budget. Thereafter, 10% of each EBIT dollar of earnings goes to the bonus pool. There is no cap.

        Up to 15% of the earned bonus pool may be used to reward nonparticipating employees who contribute significantly to the Company's performance. Such recommendations will be made by the unit management (in increments of $500), and approved by the President.

        The balance of the bonus pool will be distributed among the approved participants based on their contribution to the unit's success, as recommended by the chief operating officer of each unit (in increments of $1,000) and approved by the President.

IV.     ELIGIBILITY

        The Compensation Committee of the Board determines eligibility for participation in the Plan.

        Eligibility for participation for those employees who are hired during the year will be decided by the Compensation Committee of the Board. If participation is approved, then any award will be prorated according to the length of time employed.

        Transferees between operating units remain eligible.

V.      PAYMENT

        Bonus awards will be paid prior to the 15th of March of the following year. An approved participant is eligible for a bonus payment if he/she is either an active employee, on leave of absence, or retired at the time of bonus payment, at the option of the President.

        An employee who dies prior to the time of bonus payment will be paid a bonus prorated in accordance with the time worked for the Company during the year. The bonus will be paid to the employee's spouse, if living; otherwise to his/her estate.



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        The following shall not be eligible to receive bonus payments under the Plan:

        a)      A person who has been demoted from a key manager position.

        b) A person who quit or whose employment has been terminated at or prior to the time of bonus payment, including one whose employment has been terminated but who is receiving severance payments from the Company at the time of bonus payment.

VI. Although the Corporation expects and intends to continue the Plan, it reserves the right to amend, suspend, or even discontinue the Plan at any time.



                                                Proposed by:


                                                /s/ John M. Quarles
                                                ------------------------------
                                                John M. Quarles
                                                Chairman, President and
                                                Chief Executive Officer



Approved:


/s/ John L. Duncan
------------------------------
John L. Duncan
Chairman, Compensation Committee




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